Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 3 TO RIGHTS AGREEMENT

AMENDMENT NO. 3 (this “Amendment”), dated as of March 26, 2018, to the Rights Agreement (the “Rights Agreement”) dated as of December 2, 2015 (as amended by Amendment No. 1 thereto dated as of November 28, 2016 and Amendment No. 2 thereto dated as of November 29, 2017), by and between iKang Healthcare Group, Inc., a company incorporated under the laws of the Cayman Islands (the “Company”), and American Stock Transfer & Trust Company, L.L.C., a New York limited liability trust company, as Rights Agent (the “Rights Agent”).  All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Rights Agreement.

WHEREAS, the Board of Directors desires to amend the Rights Agreement as set forth herein;

WHEREAS, pursuant to Section 5.4 of the Rights Agreement, the Company, with the approval or at the direction of the Special Committee, and the Rights Agent may, from time to time, supplement or amend the Rights Agreement in any respect prior to the Flip-In Date;

WHEREAS, the Flip-In Date has not occurred;

WHEREAS, the Special Committee has approved this Amendment; and

WHEREAS, pursuant to Section 5.4 of the Rights Agreement, the Company has delivered to the Rights Agent a certificate signed by Daqing Qi, an appropriate officer of the Company, certifying that this Amendment complies with the terms of the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

1.                                      Amendments to the Rights Agreement.

(a)                                 The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended by inserting the following as a new sentence at the end of such definition:

“Notwithstanding anything herein to the contrary, none of (a) IK Healthcare Investment Limited, an exempted limited company with limited liability incorporated under the laws of the Cayman Islands (“IK Healthcare”), (b) IK Healthcare Merger Limited, an exempted limited company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of IK Healthcare (“Merger Sub”), (c) IK Healthcare Holdings Limited, an exempted limited company with limited liability incorporated under the laws of the Cayman Islands (“Holdco”) and (d) Taobao China Holding Limited, Yunfeng Fund III, L.P. and Yunfeng Fund III Parallel Fund, L.P. (collectively, the “Sponsors”), or (d) Mr. Lee Ligang Zhang, Shanghai Med, Inc., Time

Intelligent Finance Limited, Mr. Boquan He, and Top Fortune Win Ltd., (collectively, the “Rollover Shareholders”), nor any of their respective Affiliates or Associates, shall be deemed to be an “Acquiring Person” solely by reason of the execution, delivery or performance of the Agreement and Plan of Merger, dated as of March 26, 2018, by and among IK Healthcare, Merger Sub and the Company (as the same may be amended from time to time in accordance with its terms, the “Merger Agreement”), or the consummation of the Merger (as defined in the Merger Agreement) or any other transactions contemplated thereby, including entry into or performance of the Support Agreement (as defined in the Merger Agreement), the Interim Investors Agreement dated as of March 26, 2018 by and among the Rollover Shareholders, the Sponsors, Holdco, Parent and Merger Sub, the Equity Commitment Letters (as defined in the Merger Agreement) or the Limited Guarantees (as defined in the Merger Agreement) (such actions described in this sentence, the “Permitted Events”); provided that (i) the exceptions contained in this sentence shall not apply in the event that Mr. Lee Ligang Zhang, Shanghai Med, Inc., Time Intelligent Finance Limited and their respective Affiliates and Associates beneficially own, in aggregate, more than 6,714,679 Common Shares at any time prior to the Effective Time (as defined in the Merger Agreement) and (ii) this sentence and the exceptions contained herein shall automatically be of no further force and effect at and after such time as the Merger Agreement is terminated pursuant to Article VIII thereof.”

(b)                                 The definition of “Expiration Time” in Section 1(a) of the Rights Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“‘Expiration Time’ shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) the Close of Business on December 2, 2018, unless, for purposes of this clause (iii), extended by action of the Board of Directors (in which case the applicable time shall be the time to which it has been so extended), and (iv) immediately prior to the Effective Time (as defined in the Merger Agreement), but only if the Effective Time shall occur, of the Merger (as defined in the Merger Agreement).”

(c)                                  The definition of “Share Acquisition Date” in Section 1(a) of the Rights Agreement is hereby amended by inserting the following as a new sentence at the end of such definition:

“Notwithstanding anything in this Agreement to the contrary, a Share Acquisition Date shall not be deemed to have occurred solely by reason or as a result of any Permitted Event or the public announcement of a Permitted Event.”

2.                                      Counterparts.  This Amendment may be executed in any number of counterparts (including by facsimile, PDF or other electronic means) and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

3.                                      Effectiveness.  This Amendment shall be deemed effective as of the date first written above.  Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, constitute a waiver or amendment of any provision of the Rights Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

IKANG HEALTHCARE GROUP, INC.

By:	/s/ Daqing Qi
Title:	Director

AMERICAN STOCK TRANSFER & TRUST COMPANY, L.L.C., as Rights Agent

By:	/s/ Michael A. Nespoli
Title:	Executive Director

[Signature Page to Amendment No. 3 to Rights Agreement]